Exhibit 99.3

Directors and Executive Officers of Gilead

All addresses are c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California, 94404.

Name	Title	Citizenship	Principal Occupation

Daniel P. O’Day	Chief Executive Officer, Chairman and Director	United States	*

Jacqueline K. Barton, Ph.D.	Director	United States	Professor Emerita, California Institute of Technology

Jeffrey A. Bluestone, Ph.D.	Director	United States	President and Chief Executive Officer, Sonoma Biotherapeutics, Inc.

Sandra J. Horning, M.D.	Director	United States	Retired Chief Medical Officer, Roche, Inc.

Kelly A. Kramer	Director	United States	Retired Executive Vice President and Chief Financial Officer, Cisco Systems, Inc.

Ted W. Love, M.D.	Director	United States	Chair of Board of Directors, Biotechnology Innovation Organization

Harish Manwani	Director	Singapore	Senior Operating Partner, Blackstone; Retired Chief Operating Officer, Unilever

Javier J. Rodriguez	Director	Mexico	Chief Executive Officer, DaVita, Inc.

Anthony Welters	Director	United States	Lead Independent Director; Chairman and Chief Executive Officer, CINQ Care; Retired Senior Advisor to the Office of CEO, UnitedHealth Group

Andrew D. Dickinson	Chief Financial Officer	United States	*

Johanna Mercier	Chief Commercial Officer	United States	*

Dietmar Berger, M.D., Ph.D.	Chief Medical Officer	United States	*

Deborah H. Telman	Executive Vice President of Corporate Affairs and General Counsel	United States	*

*	The present principal occupation for each of these individuals is officer of Gilead Sciences, Inc. and officer, trustee and/or director of other affiliated entities.

Directors and Executive Officers of A1

All addresses are c/o Gilead Therapeutics A1 Unlimited Company, IDA Business & Technology Park, Carrigtohill, Cork, Ireland T45 DP77.

Name	Title	Citizenship	Principal Occupation

David Cadogan	Director	Ireland	*

Aoife Marrinan	Director	Ireland	*

*	The present principal occupation for each of these individuals is employee of Gilead Sciences, Inc. or its affiliated entities and officer, trustee and/or director of other affiliated entities.